As filed with the Securities and Exchange Commission on     April 18,     1997

                                       Registration Statement No. 333-23535


                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                          _______________

                          Amendment No. 1
                                to
                 FORM S-3/A REGISTRATION STATEMENT
                 Under the Securities Act of 1933
                          _______________
          Specialized Health Products International, Inc.
      (Exact Name of Registrant as specified in its charter)

            Delaware                         93-0945003
  (State or other jurisdiction           (I.R.S. Employer's
of incorporation or organization)      Identification Number)
                          _______________

          Specialized Health Products International, Inc.
                      655 East Medical Drive
                Bountiful, UT 84010 (801) 298-3360
 (Address, including zip code and telephone number, including area code, of Registrant's principal executive office)
                         _________________

                         Eric L. Robinson
                       Blackburn & Stoll, LC
                  77 West Second South, Suite 400
            Salt Lake City, UT 84101     (801) 521-7900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                          _______________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

                  CALCULATION OF REGISTRATION FEE

                             Proposed      Proposed
  Title of      Amount       Maximum       Maximum     Amount of
 Each Class      to be       Offering     Aggregate   Registration
     of       Registered      Price        Offering       Fee
 Securities                Per Share(1)    Price(1)
   to be
 Registered
------------ -----------  ------------- -------------  -------------

Common
Stock(2)      5,959,603       $2.98(3)   $17,759,617     $5,381.70
Common
Stock(4)      5,845,250       $2.98(3)   $17,418,845     $5,278.44
Total                                                   $10,660.14(5)

Common
Stock(2)      513,189        $3.125(6)   $1,603,716        $485.97
Common
Stock(4)      171,064        $3.125(6)    $534,575         $161.99
Total                                                      $647.96

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

(footnotes continued from previous page)

(1) Estimated solely for the purpose of determining the registration fee.

(2) Outstanding shares of Common Stock offered for sale from time to time by Selling Security holders.

(3) Represents the average of the bid and asked prices of the Common Stock on the NASDAQ Small Cap Market on March 11, 1997. Fees were calculated under Rule 457(c) under the Securities Act of 1933.

(4) Issuable by the Registrant from time to time upon the exercise of outstanding warrants and stock options.

(5)  Paid March 17, 1997.

(6) Represents the average of the bid and asked prices of the Common Stock on the NASDAQ Small Cap Market on April 14, 1997. Fees were calculated under Rule 457(c) under the Securities Act of 1933.

       SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

                    CROSS-REFERENCE SHEET



   Item Number of Caption       Location or Heading in Prospectus

1.Forepart of Registration    Outside Front Page of Registration
Statement and Outside Front   Statement and Outside Front Cover Page
Cover of Prospectus           of Prospectus

2.Inside Front and Outside    Inside Front and Outside Back Cover
Back Cover Pages of           Page of Prospectus
Prospectus

3.Summary Information, Risk   Prospectus Summary and Risk Factors
Factors and Ratio of
Earnings to Fixed Charges

4.Use of Proceeds             Use of Proceeds

5.Determination of Offering   Not Applicable
Price

6.Dilution                    Not Applicable

7.Selling Security Holders    Principal and Selling Securityholders

8.Plan of Distribution        Plan of Distribution

9.Description of Securities   Not Applicable
to be Registered

10.Interest of Named Experts Legal Matters and Experts and Counsel

11.Material Changes           Not Applicable

12.Incorporation of Certain   Incorporation of Certain Documents by
Information by Reference      Reference

13.Disclosure of Commission   Not Applicable
Position on Indemnification
for Securities Act
Liabilities

As filed with the Securities and Exchange Commission on April 18, 1997.Information herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Theses securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy or shall there by any sale of these securities in any State in which such offer, solicitation or sale would e unlawful prior to registration or qualification under the securities laws of any State.

        SUBJECT TO COMPLETION, DATED    APRIL 18    , 1997.

PRELIMINARY PROSPECTUS
                12,489,106     Shares of Common Stock
       Specialized Health Products International, Inc.

     This prospectus relates to (1) the offer and sale from
time to time of up to    6,472,792     shares of common stock, $.02
par value ("Common Stock"), of Specialized Health Products International, Inc. (the "Company") by certain stockholders of the Company named herein (the "Selling Stockholders");
(2) the offer and sale from time to time by the
warrantholders named herein of up to    4,572,314     shares of
Common Stock (the "Warrant Stock") issuable to such
warrantholders upon exercise of the Series A Warrants,
Series B Warrants    and Series C Warrants     (collectively,
the"Warrants") during the term of the Warrants; and (3) the
offer and sale from time to time by the stock option holders named herein (the "Selling Option Holders") of up to
1,444,000 shares of Common Stock (the "Option Stock")
issuable to such stock option holders upon exercise of the
stock options (collectively, the "Stock Options") during the term of the Stock Options. The Common Stock, Warrant Stock
and Option Stock are referred to collectively as the
"Securities." The Selling Stockholders, selling Warrant Stockholders and Selling Option Holders named herein are referred to collectively as the "Selling Securityholders."
See "Principal and Selling Securityholders." With the
exception of    513,189 shares of Common Stock, 171,064
Warrants and     319,190 shares of Option Stock offered hereby,
the Securities being registered pursuant to this Offering were registered for resale in a Form S-1 registration statement that was declared effective by the Securities and Exchange Commission on July 19, 1996.

     The Common Stock is quoted on the NASD Automated
Quotation ("Nasdaq") Small-Cap Market under the trading
symbol "SHPI." On    April 14    , 1997, the closing price of the
Common Stock, as reported by Nasdaq was $3.00 per share.

     The Securities offered hereby involve a high degree of
risk. See "Risk Factors" on page   5     of the Prospectus.
                       _______________

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
     HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        _______________

     The Common Stock offered hereby may be sold from time to time on Nasdaq through brokers, dealers, underwriters or agents, and also in privately-negotiated sales by the Selling Securityholders named herein, on terms to be determined at the times of such sales. See "Principal and Selling Securityholders." The Company is registering the Common Stock pursuant to the Company's obligations under certain registration rights agreements, but the registration of the Securities does not necessarily mean that any of the Securities will be offered or sold by the Selling Securityholders hereunder. To the extent required, the specific Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any broker, dealer, underwriter or agent, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement to which this Prospectus is a part. See "Plan of Distribution."

     The Selling Securityholders and any dealers or agents that participate in the distribution of the Securities offered hereby may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act") and any profit on the sale of the Securities offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company will receive no proceeds from the sale of
the Securities by the Selling Securityholders hereunder, but the Company has agreed to bear certain expenses of registration of such Securities under federal and state
securities laws. The Company will receive up to    $15,448,856
in proceeds when and if the Warrants and Stock Options are
exercised.
                       _______________
        The date of this Prospectus is   April 18    , 1997

                    AVAILABLE INFORMATION

     The Company, with principal executive offices at 655 East Medical Drive, Bountiful, Utah 84010, telephone number
(801) 298-3360, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York, 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and the Commission's web site located at http://www.sec.gov.

     The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration
Statement under the Securities Act of 1933, as amended, with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as
permitted by the    rules     and regulations of the Commission.
For further information, reference is hereby made to the Registration Statement, including the schedules and exhibits filed as a part thereof, which may be obtained from the Commission upon payment of the fees prescribed by the Commission.

       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year
ended December 31,    1996    , which has been filed by the Company
with the Commission, is incorporated herein by reference.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such documents not specifically described above. Requests for such documents should be directed to Specialized Health
Products International, Inc., 655 East Medical Drive,
Bountiful, Utah 84010, Attention: Investor Relations
(Telephone Number (801) 298-3360).

                     PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus. Unless the context otherwise requires, all references in this Prospectus to the "Company" shall mean
Specialized Health Products International, Inc., and its subsidiaries on a consolidated basis and, where the context so requires, shall include its predecessors.

                         THE COMPANY

     The Company is engaged principally in the development of cost-effective, disposable, proprietary healthcare products and systems designed to reduce the spread of disease and the incidence of accidental injury in the healthcare industry. At present, the Company is focusing its resources and activities principally on the design and development of new products designed to minimize the risk of the spread of HIV/AIDS, hepatitis B and other blood-borne diseases through accidental needlesticks, the development of other medical products and the marketing of its current products used for the disposal of contaminated "sharps". The Company intends to principally use third parties to manufacture, market and distribute its products.

     The Company is a Delaware corporation with its principal executive offices at 655 East Medical Drive, Bountiful, UT 84010. Its telephone number is (801) 298-3360.

                        THE OFFERING

     The principal terms of the Securities offered hereunder are summarized below. The Selling Securityholders will receive all the proceeds from the sale of the Common Stock.


Common Stock:

Securities Offered            12,489,106     shares of Common Stock,
                           including    6,472,792     shares of outstanding
                           Common Stock which may be sold by Selling
                           Securityholders, up to    4,572,314     shares
                           of Common Stock which may be sold by the holders of outstanding Warrants following exercise of such Warrants, and up to 1,444,000 shares of Common Stock which may be sold by the holder of the outstanding stock options following the exercise of such stock options.

Rights of Common Stock     The shares of Common Stock share equally
                           in all rights of the Common Stock,
                           including, without limitation, dividend
                           and voting rights.

Quotation                  The Common Stock is quoted on the Nasdaq
                           Small-Cap Market.

Trading Symbol             "SHPI"

               Summary Selected Financial Data

     The following data have been derived from the Company's consolidated financial statements. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the Financial Statements and related Notes appearing in the Company's Form 10-K for the period ended December 31, 1996:


                                      Period Ended
                       --------------------------------------------------------
                                                                 Nov. 19, 1993
                          Dec. 31,       Dec. 31,     Dec. 31,   (inception) to
                             1996          1995        1994      Dec. 31, 1996
                          ----------    ---------    ---------  --------------
Statement of Operations
Data:
Net sales                 $  74,563    $  447,844    $  33,256     $ 555,663
Cost of sales                70,257       294,171       21,669       386,097
                          ---------    ----------    ---------     ---------
    Gross profit              4,306       153,673       11,587       169,566
                          ---------    ----------    ---------     ---------
Operating Expenses:

Selling, general and
 administrative           2,901,434     2,133,021      620,022     5,657,927
Research and development  1,264,186       804,639      290,950     2,359,775
Write off of operating
 assets                      72,363       255,072          -         327,435
                          ---------     ---------      -------     ---------
     Total operating
       expenses           4,237,983     3,192,732      910,972     8,345,137
                          ---------     ---------      -------     ---------
     Operating loss      (4,233,677)   (3,039,059)    (899,385)   (8,175,571)

Net other income
 (expense)                   140,289      119,570       (7,563)      252,296
                          ----------   ----------     --------    ----------
     Net loss             (4,093,388)  (2,919,489)    (906,948)   (7,923,275)
Dividends on preference
 stock                          -         (11,389)     (16,780)       28,169)
                          ----------    ---------      -------    ----------
Net loss attributable to
 common stockholders     $(4,093,388) $(2,930,878)  $ (923,728)  $ (7,951,444)
                         ===========  ===========   ==========   ============
Net loss per common
 share (1)               $      (.48) $      (.69)  $     (.75)
                         ===========  ===========   ===========
Weighted average common
 shares outstanding (1)    8,589,952    4,269,131    1,224,074
                         ===========   ==========   ==========

Balance Sheet Data (at period end):

Working capital
 (deficit)               $   30,754   $ 4,194,568   $ (287,723)
Total assets              1,848,839     5,950,728      656,865
Long-term debt, less
 current maturities              -          -          458,333
Total stockholders'
 equity (deficit)         1,513,217     5,369,805     (355,878)

(1) Net loss per common share is based on the weighted average number of common shares outstanding. Stock options and warrants, and preferred shares prior to conversion, are not included in the calculation because this inclusion would be anti-dilutive and reduce the net loss per common share.

                        RISK FACTORS

     An investment in the Securities of the Company is speculative in nature, involves a high degree of risk and should only be made by an investor who can afford the loss of his entire investment. The following factors should be considered carefully by potential purchasers in evaluating an investment in the Common Stock of the Company offered hereby.

                    History of Losses/Uncertain Profitability.
At December 31, 1996, the Company had an accumulated deficit of $7,951,444. The Company has only limited sales of its SafetyCradle(R) sharps containers which was the only product marketed through December 31, 1996. The Company's products are in various stages of production, pre-production, development and research. The Company's only commercialized products are its SafetyCradle(R) sharps containers and the ExtreSafe(TM) Lancet Strip. There is no assurance the products will ever be commercially viable and no assurance can be given that the Company will ever have sufficient sales or a sufficient customer base to become profitable. In addition, the business prospects of the Company will be affected by expenses, operational difficulties and other factors frequently encountered in the development of a business enterprise in a competitive environment, many of which may be unforeseen and beyond the Company's control.

                    Need for Additional Funds. The Report of
Independent Public Accountants relating to the Company's
1996 audited financial statements, attached hereto, contains a going concern explanatory paragraph. The Company believes, however, that its current cash reserves, together with sales generated from the Safety Cradle(R) sharps containers and ExtreSafe(TM) Lancet Strips will be sufficient to support the Company's operations and planned capital expenditures through 1997 if the Company slows the commercialization of its products in development and sales increase substantially. Management is planning, however, to raise additional funds through a private offering of securities
(the "Private Placement") so commercialization of its products under development is not further delayed. The Company's need for capital during the next year or more, however, will vary based upon a number of factors, including the rate at which demand for products expands, the level of sales and marketing activities for the Safety Cradle(R) sharps container and ExtreSafe(TM) Lancet Strip products, and the level of effort needed to develop and commercialize the ExtreSafe(TM) medical needle withdrawal technology, intravenous flow gauge and blood collection devices. Moreover, the Company's business plans may change or unforeseen events may occur which require the Company to raise additional funds.
If additional funds are not successfully raised in the Private Placement the lack of additional funds may have a material adverse effect on the Company.

        Market Overhang. At commencement of this Offering, there will be (a) 9,257,342 shares of Common Stock outstanding (8,456,153 shares of which may be sold pursuant to a current registration statement or an exemption from registration), and (b) Warrants and Option Stock exercisable for 6,016,314 shares of Common Stock (5,845,250shares of Common Stock underlying said Warrants and Stock Options may be sold pursuant to a current registration statement). Thus, upon completion of this Offering, assuming that all of the Warrants and Option Stock are exercised, there will be 17,273,656 shares of Common Stock outstanding, of which 16,985,656 shares will be registered or effectively free trading. The sale of a substantial part of these securities could adversely affect the market price of the Common Stock, which may hinder any future efforts of the Company to raise capital. See "Principal and Selling Securityholders."

                 Dependence on Single Manufacturer. The
Company's SafetyCradle(R) sharps containers and ExtreSafe(TM) Lancet Strip are the only products available for sale. Each of said products is produced by a single manufacturer. If one of the Company's manufacturers fails to perform its obligations in a timely and satisfactory manner or if there is a change in the Company's manufacturers, it could have a material adverse effect on the Company. There can be no assurance that the Company would be successful in replacing its current manufacturers on terms favorable to the Company. Likewise, there can be no assurance that the Company will be successful in finding additional manufacturers to manufacture its products on terms favorable to it, should product demand increase. The Company, however, owns the molds and automated equipment which can be moved to different manufactures.

     Dependence On Single Distributor for Sharps Containers. The Company has entered into an exclusive distribution agreement (the "Agreement") with Becton, Dickinson and Company ("BD") relating to the Company's Safety Cradle(R) sharps container products (the "Products"). The Agreement presents certain risks to the Company, including: (i) reliance for sale of the Products on BD, and therefore reliance on BD's marketing ability, marketing plans and credit-worthiness; (ii) if the Products are marketed under BD's label, goodwill associated with the Products may inure to the benefit of BD rather than the Company; (iii) the Company has only limited protection from changes in manufacturing costs (other than raw materials costs) during the initial term of the Agreement; and (iv) if the Company is reliant on BD for all or substantially all of its sales, the Company may be restricted in its ability to effectively negotiate with BD for renewal of the Agreement.

                 In addition, the Company will be dependent on third parties for the distribution of its ExtreSafe
Lancet Strip and follow-on products.

                 Negative Pricing Pressures on the Company's
Safety Products. Pricing for the Company's products may be higher than for their conventional counterparts which are not designed to provide the protection afforded by the Company's products. Continuing pressure from third party payors to reduce costs in the health care industry as well as increasing competition from other protective products could affect the Company's ability to sell its products at premium prices. Reductions in selling prices could adversely affect operating margins if the Company cannot achieve corresponding reductions in manufacturing costs. However, compared to the pricing of competitive safety products the pricing of the Company's products is competitive.

                 Price Fluctuations of Resins. The Company uses polypropylene and other resins in the manufacture of its products. Prices are subject to fluctuations caused in part by changes in supply and demand. Significant increases in the prices of these resins could have a material adverse effect on the financial condition of the Company.

                 Rapidly Changing Technology. The Company is presently in various stages of production, pre-production, development and research with respect to its Safety Cradle(R) sharps containers, ExtreSafe(TM) Lancet Strip, ExtreSafe(TM) medical needle retraction technology, intravenous flow gauge system, blood collection devices, filmless digitized imaging technology and other products. There is no assurance that development of superior competing products and changes in technology will not eliminate the need for the Company's products. The introduction of competing products could adversely affect the Company's attempts to develop and market its products successfully.

                 Lack of Market Acceptance. The use of
safety medical products, including the Company's products, is relatively new. The Company's products may not be accepted by the market. Market acceptance of the Company's products will depend in large part upon the Company's ability to demonstrate the operational advantages, safety, efficacy, and cost-effectiveness of its products compared to competing products and its ability to distribute through major medical distributors. There can be no assurance that all the Company's products will achieve market acceptance or that major medical distributors will sell the Company's products.

                Dependence on Continued Research and
Development. The ExtreSafe(TM) medical needle withdrawal technology, intravenous flow gauge system, phlebotomy device and filmless digitized imaging technology are still in various stages of development. The Company is also exploring additional applications for all of its products. The continued development of its products and development of additional applications therefore is important to the long-term success of the Company. There can be no assurance that all of such applications or products will be developed or, if developed, that they will be successful.

                 Dependence on Patents and Proprietary
Rights. The Company's future success depends in part on its ability to protect its intellectual property and maintain the proprietary nature of its technology through a combination of patents and other intellectual property arrangements. There can be no assurance that the protection provided by patents, if issued, will be broad enough to prevent competitors from introducing similar products or that such patents, if challenged, will be upheld by the courts of any jurisdiction. Patent infringement litigation, either to enforce the Company's patents or defend the Company from infringement suits, would be expensive and, if it occurs, could divert Company resources from other planned uses. Any adverse outcome in such litigation could have a material adverse effect on the Company. Patent applications filed in foreign countries and patents in such countries are subject to laws and procedures that differ from those in the United States. Patent protection in such countries may be different from patent protection under U.S. laws and may not be as favorable to the Company. The Company also attempts to protect its proprietary information through the use of confidentiality agreements and by limiting access to its facilities. There can be no assurance that the Company's program of patents, confidentiality agreements and restricted access to its facilities will be sufficient to protect the Company's proprietary technology from competitors.

                 Ability to Manage Expanding Operations. The
Company intends to pursue a strategy of rapid growth. The Company plans to significantly expand its product lines and to devote substantial resources to operations and research and development support areas, including marketing and administrative services. There can be no assurance that the Company will obtain sufficient manufacturing capacity on favorable terms, attract qualified personnel or successfully manage such expanded operations. The failure to properly manage growth could have a material adverse effect on the Company.

                 Potential Inability of the Company to
Compete. The Company is engaged in a highly competitive business and will compete directly with firms that have much longer operating histories, substantially greater financial resources and experience, greater size, more substantial research and development and marketing organizations and established distribution channels and that are better situated in the market than the Company. Such competitors may use their economic strength to influence the market to continue to buy their existing products. The Company does not have an established customer base and is likely to encounter a high degree of competition in developing a customer base. One or more of these competitors could use such resources to improve their current products or develop new products that may compete more effectively with the Company's products. New competitors may arise and may develop products which compete with the Company's products. No assurance can be given that the Company will be successful in competing in its business.

                 Product Liability. The sale of medical
devices entails an inherent risk of liability in the event of product failure or claim of harm caused by product operation. There can be no assurance that the Company will not be subject to such claims, that any claim will be successfully defended or if the Company is found liable, that the claim will not exceed the limits of the Company's insurance. The Company maintains product liability insurance. There is no assurance that the Company will maintain product liability insurance on acceptable terms in the future. Product liability claims could have a material adverse effect on the Company.

     Adverse Effect of Regulation Relating to Medical
Products. Regulation is a significant factor in the development and marketing of the Company's products and in the Company's ongoing manufacturing and research and development activities.

     The Company's Safety Cradle(R) sharps container products are Class II devices under the regulatory structure of the Federal Food, Drug, and Cosmetic Act (the "FD&C Act") which is administered by the United States Food and Drug Administration ("FDA"). The Company has acquired FDA approval of a 510(k) pre-market clearance submission on its Safety Cradle(R) sharps container which supports its marketing and selling of its Safety Cradle(R) sharps container products subject to ongoing regulatory controls by the FDA. Among other things, the FDA requires adherence to certain "Good Manufacturing Practices" ("GMP") regulations that include validation testing, quality assurance, quality control and documentation procedures. In addition, performance standards could be promulgated by the FDA that the Company's Safety Cradle(R) sharps containers would be required to meet. Failure to meet those standards would require the Company to discontinue the marketing of the product. In addition, future regulations may be imposed which might have a material adverse effect on the Company and/or one or more of its products. Furthermore, since the FDA continually regulates and inspects medical devices and their manufacture, any actual or potential product failure could result in the imposition of administrative and/or judicial sanctions, including product recall, which might have a material adverse effect on the Company.

     In addition to the foregoing, the Occupational Safety and Health Administration ("OSHA") requires, in part, that sharps containers be closeable, disposable, puncture-resistant, leak proof on the sides and bottom, and appropriately labeled. The Company's Safety Cradle(TM) sharps containers meet said requirements. Future regulations may be imposed which might have a material adverse effect on the Company and/or one or more of its products.

     The Company's ExtreSafe(TM) Lancet Strip is a Tier I Class I device. No pre-market approval or notification is required before the ExtreSafe(TM) Lancet Strip is sold. The Company must adhere to GMP regulations, however, in connection with its manufacture of the ExtreSafe(TM) Lancet Strip.

     The Company's follow-on products (the ExtreSafe(TM) medical needle withdrawal technology, intravenous flow gauge and other blood collection devices) are still in the development stage. The Company expects its follow-on products to be Class II devices. The Company expects that its follow-on products be eligible for pre-market clearance through the 510(k) notification procedure based upon their substantial equivalence to previously marketed devices. There can be no assurance that the Company will obtain 510(k) pre-market clearance to market its follow-on products, or that the Company's follow-on products will be classified as described above, or that, in order to obtain 510(k) pre-market clearance, the Company will not be required to submit additional data or meet additional FDA requirements that may substantially delay the 510(k) process and add to the Company's expenses.

     If any of the Company's follow-on products do not qualify for the 510(k) procedure (either because it is not substantially equivalent to a legally marketed device or because it is a Class III device), the FDA must approve a pre-market approval ("PMA") application before marketing can begin. PMA applications must demonstrate, among other matters, that the medical device is safe and effective. A PMA application is typically a complex submission, usually including the results of clinical studies, and preparing an application is a detailed and time-consuming process. Once a PMA application has been submitted, the FDA's review may be lengthy and may include requests for additional data. By statute and regulation, the FDA may take 180 days to review a PMA application, although such time may be extended. Furthermore, there can be no assurance that a PMA application will be reviewed within 180 days or that a PMA application will be approved by the FDA.

     In March 1995, the FDA issued a draft guidance document on 510(k) notifications for medical devices with sharps injury prevention features, a category that would cover the Company's follow-on products. The draft guidance provisionally placed this category of products into Tier 3 for purposes of 510(k) review, meaning that such products will be subject to the FDA's most comprehensive and rigorous review for 510(k) products. However, review under this classification is expedited. The draft guidance also states that in most cases, FDA will accept, in support of a 510(k) notification, data from tests involving simulated use of such a product by healthcare professionals, although in some cases that agency might require actual clinical data.

     The process of obtaining required regulatory clearances or approvals can be time-consuming and expensive, and compliance with the FDA's GMP regulation and other regulatory requirements can be burdensome. Moreover, there can be no assurance that the required regulatory clearances will be obtained, and such clearances, if obtained, may include significant limitations on the uses of the follow-on products in question. In addition, changes in existing regulations or guidelines or the adoption of new regulations or guidelines could make regulatory compliance by the Company more difficult in the future. The Venture (defined below) must also meet FDA requirements before marketing the filmless digitized imaging technology. The failure to comply with applicable regulations could result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions and criminal prosecutions, and would have a material adverse effect on the Company.

                 Distribution of the Company's products in countries other than the United States may be subject to regulation in those countries. There can be no assurance that the Company will obtain the approvals necessary to market any of its products outside the United States.

                 Uncertainty in the Health Care Industry.
The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care facilities. During the past several years, the health care industry has been subject to increased government regulation of reimbursement rates and capital expenditures. Among other things, third party payors are increasingly attempting to contain health care costs by limiting both coverage and reimbursement levels for health care products and procedures. Because the price of the Company's products may exceed the price of conventional products the cost control policies of third party payors, including government agencies, may adversely affect use of the Company's products. The cost associated with the needlesticks, however, exceeds the procurement costs.

                 There are numerous proposals to reform the U.S. health care system and health care systems of various states. Many of these proposals seek to increase government involvement in health care, lower reimbursement rates, contain costs and otherwise change the operating environment for the Company's customers. Health care providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments in new technology, including the Company's products. The Company cannot predict what impact, if any, such proposals or health care reforms might have on the Company's financial condition and results of its operations.

                 Dependence on Key Personnel. The success of the Company depends upon the skills, experience and efforts of its management. Should the services of one or more members of its present management become unavailable to the Company for any reason, the business of the Company could be adversely affected. The Company does not have noncompetition agreements in place with its key personnel.

     Market Volatility. Market prices of securities of medical technology companies are highly volatile from time to time. The market price of the Company's securities may be significantly affected by factors such as the announcement of new product or technical innovations by the Company or its competitors, changes in the regulatory environment, or by other factors that may or may not relate directly to the Company. Sales of substantial amounts of Common Stock (including stock which may be issued upon exercise of warrants and/or Stock Options), or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

        Potential Negative Impact of Earn-Out Shares. John T. Clarke, David A. Robinson and Bradley C. Robinson (collectively, the "Founders"), who are respectively a former Director; the President, Chief Executive Officer, Chairman of the Board and a Director; and a Vice President and Director of the Company, have the opportunity to receive up to an aggregate of 2,000,000 additional shares of common stock (the "Earn-Out Shares"). The Founders have the right to divide the Earn-Out Shares among themselves or their assigns, if earned, based on performance, contributions to the Company and/or other factors relating to the business success of the Company. Any issuance of Earn-Out Shares would be based upon the level of pre-tax consolidated net income, adjusted to exclude any charge to earnings arising from the obligation to issue or the issuance of the Earn-Out Shares and any income or charge to earnings associated with non-recurring or extraordinary items as determined in accordance with generally accepted accounting principles ("Adjusted PTNI").

        The Company expects that the issuance of Earn-Out
Shares will be deemed to be the payment of compensation to the recipients and will result in a charge to the earnings of the Company in the year or years the Earn-Out Shares are earned, in an amount equal to the fair market value of the Earn-Out Shares. This charge to earnings could have a substantial negative impact on the earnings of the Company in the year or years in which the charge to earnings is recognized.

     The effect of the charge to earnings associated with the issuance of Earn-Out Shares could place the Company in a net loss position for the relevant year, even though the Adjusted PTNI was at a level requiring the issuance of Earn-Out Shares. Because Earn-Out Shares are issuable based on the results of a single year, the Adjusted PTNI in a particular year could require the issuance of Earn-Out Shares even though the cumulative Adjusted PTNI for the three years 1996, 1997 and 1998, or any combination of those years, could reflect a lower amount of Adjusted PTNI that would not require the Company to issue such Earn-Out Shares or even a loss at the Adjusted PTNI. There is no assurance that years subsequent to the year or years in which Earn-Out Shares are issued will produce the same level of Adjusted PTNI or will be profitable. The management of the Company may have the discretion to accelerate or defer certain transactions that could shift revenue or expense between years or otherwise affect the Adjusted PTNI in any year or years.

                 The Company has agreed to file a
registration statement under the Securities Act with respect to the Earn-Out Shares, when issued. The issuance of the Earn-Out Shares, or the perception that the issuance of such stock may occur, could adversely affect prevailing market prices for the Common Stock.

                 No Dividends. The Company has not paid
dividends since its inception and does not intend to pay any dividends in the foreseeable future. No assurance can be given that it will pay dividends at any time. The Company presently intends to retain future earnings, if any, for financing the growth and expansion of the Company.

                Limitations on Director Liability.  The
Company's Certificate of Incorporation provides, as permitted by governing Delaware law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any action or failure to take any action, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company has agreed and its Certificate of Incorporation and Bylaws provide, for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law and has entered into contracts with its directors and officers providing for such indemnification.

                    Possible Delisting of Securities from
Nasdaq System. The Company's Common Stock is currently traded on the Nasdaq Small-Cap Market System. In order to continue to qualify its Common Stock for quotation on the Nasdaq Small-Cap Market, a company must have, among other things, at least $2,000,000 in total assets, $1,000,000 in capital and surplus and a minimum bid price for its common stock of $1.00 per share. In addition, the listing criteria may change and there is no assurance that the Company will meet new requirements, if any.

                 In the event of such delisting, trading, if any, in the Company's securities would be expected to be conducted on the over-the-counter market in what is commonly referred to as the "pink sheets" or the "Electronic Bulletin Board." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. The loss of continued quotation on the Nasdaq System may also cause a decline in share price, loss of news coverage of the Company and difficulty in obtaining subsequent financing.

                 No Control Over Market Making. No person is under any obligation to make a market in the Company's Common Stock and any person making a market in the Common Stock may discontinue market making activities at any time without notice. There can be no assurance that an active public market for the Common Stock will continue.

     Anti-Takeover Provisions of Certificate and Bylaws. The Certificate of Incorporation of the Company provides for division of the Board of Directors into three substantially equal classes. One class of directors will be elected at each annual meeting for a three-year term. Amendments to this provision must be approved by a two-thirds vote of all the outstanding stock entitled to vote, and the number of directors may be changed by a majority of the entire Board of Directors or by a two-thirds vote of the outstanding stock entitled to vote. Meetings of the stockholders may be called only by the Board of Directors, the Chief Executive Officer or the President, and stockholder action may not be taken by written consent. These provisions could have the effect of discouraging takeover attempts or delaying or preventing a change of control of the Company.

                 Anti-Takeover Effect of the Issuance of
Preferred Stock. The Company has an authorized class of 5,000,000 shares of preferred stock which may be issued by its Board of Directors on such terms and with such rights, preferences and designations as the board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, may restrict the ability of stockholders to effect a merger or business combination or obtain control of the Company and may be considered disadvantageous by a stockholder. Management of the Company presently does not intend to issue any shares of preferred stock. The preferred stock may, however, be issued at some future date which stock might have substantially more than one vote per share or other provisions designed to deter a change in control of the Company. The issuance of such stock to a limited group of management Stockholders may vest in such persons absolute voting control of the Company, including, among other things, the ability to elect all of the directors, and to control certain matters submitted to a vote of Stockholders and to prevent any change in management despite performance. Also, the shares of preferred stock may have the right to vote upon certain matters as a separate class.

        Joint Venture Risks. In October 1995, the Company entered into an agreement with a third party to form a joint venture (the "Venture"), in the form of a corporation (Quantum Imaging Corporation) to develop an improved filmless digitized imaging system. To be successful, the Venture must raise at least $3,000,000 in financing. No assurance can be given that that the Venture will raise adequate funding, that the Venture's research and development will be successful, that the Company's interest in the Venture will not be reduced or that the system will find profitable acceptance in the marketplace.

        Future Results. When used in this Form S-3 or other filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized officer of the Company's executive officers, the words or phrases "would be", "will allow", "intends to", "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

        The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advises readers that forward-looking statements involve various risks and uncertainties, including but not limited to risk of product demand, market acceptance, economic conditions, competitive products and pricing, difficulties in product development, commercialization, and technology, and other risks. Furthermore, manufacturing delays may result from additional mold redesigns or delays may result from the failure to timely obtain FDA approval to sell future products. In addition, sales through BD or otherwise may not commence as anticipated due to delays by BD or otherwise. If and when such sales commence, the sales may not be as substantial as anticipated. As a result, the Company's actual results for future periods could differ materially from those anticipated or projected.

        The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statement.

                       USE OF PROCEEDS

     The Company will receive no proceeds from the sale of the Securities by the Selling Securityholders hereunder, but the Company has agreed to bear certain expenses of registration of such Securities under federal and state securities laws. The Company will receive proceeds when and if the Warrants and Option Stock are exercised.

                 DESCRIPTION OF COMMON STOCK

     The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.02 par value. All such shares have equal voting rights and are fully paid and non-assessable. Voting rights with respect to the Common Stock are not cumulative. Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities and after the satisfaction of all claims by the holders of preferred stock, if any, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor after payment of any dividends to the holders of the Company's preferred stock.

            PRINCIPAL AND SELLING SECURITYHOLDERS

Principal Securityholders

        The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of April 15, 1997, for: (i) each person who is known by the Company to beneficially own more than 5 percent of the Company's common stock, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers, and (iv) all directors and executive officers as a group. As of April 15, 1997, the Company had 9,257,342 shares of common stock outstanding.

   Name and         Shares        Percentage of
    Address      Beneficially        Shares            Position
 of Beneficial     Owned(2)       Beneficially
   Owner(1)                           Owned
---------------   ------------   -------------   ----------------
David A.          630,219              7%        President, Chief
Robinson(3)                                      Executive Officer
                                                 Chairman of the
                                                 Board and Director

Bradley C.        630,219              7%        Vice President
Robinson(4)                                      Operations and
                                                 Investor Relations
                                                 and Director

Gale H.           133,000              1%        Vice President,
Thorne(5)                                        Product Development
                                                 and Director

J. Clark          237,000              3%        Vice President ,
Robinson(6)                                      Chief Financial
                                                 Officer, Treasurer,
                                                 Secretary and
                                                 Director

Gary W.            70,000              1%        Director
Farnes(7)

Robert R.          83,000              1%        Director
Walker(8)

Executive       1,734,438              19%
Officers and
Directors as a
Group (6
Persons)

John T.           665,306               7%
Clarke(9)
Thatchetts
Camp Road
Gerrards Cross
Buckinghamshire
, England


Capital Growth    938,040                     9%
International(10)
11601 Wilshire
Boulevard,
Suite 500
Los Angeles, CA
90025
__________________________

(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Registrant.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting and investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within sixty (60) days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(3) Includes 417,719 shares and stock options to purchase 212,500 shares. Does not include the Earn-Out
  Shares.

(4) Includes 330,219 shares and stock options to purchase 300,000 shares. Does not include the Earn-Out
  Shares.

(5)    Includes 18,000 shares, stock options to purchase
  75,000 shares and Series A Warrants to purchase 15,000 shares. Also includes 25,000 shares that Mr. Thorne is deemed to beneficially own through a trust. Does not include stock options to purchase 40,000 shares which options vest on December 10, 1997.

(6)    Includes 90,000 shares, stock options to purchase
  75,000 shares. Also includes 45,000 shares and Series A
  Warrants to purchase 27,000 shares that Mr. Robinson is deemed to beneficially own though a trust.

(7)    Includes 50,000 shares and stock options to purchase
  20,000 shares. Does not include stock options to purchase
  30,000 shares which options vest on December 10, 1997.

(8)    Includes stock options to purchase 20,000 shares.
  Also includes 63,000 shares that Mr. Walker is deemed to beneficially own through a trust. Does not include stock options to purchase 30,000 shares which options vest on December 10, 1997.



(9)    Includes 163,000 shares, stock option to purchase
  300,000 shares and Series A Warrants to purchase 3,000 shares. Also includes 18,000 shares that Mr. Clarke is deemed to beneficially own as a result of their being owned by a controlled entity, 123,465 shares, 18,000
  Series A Warrants and 21,841 Series B Warrants owned by his spouse, and 18,000 shares owned by a minor child, which he is deemed to beneficially own. Does not include the Earn-Out Shares.

(10) Includes 918,040 Series B Warrants and stock options to purchase 20,000 shares of Common Stock.

     The Registrant is not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of the Registrant.

Selling Securityholders

     The following table provides the names of and number of shares of Common Stock offered for sale by each Selling Securityholder. The Selling Securityholders may sell all, some or none of their shares of Common Stock. The following entries to the table represent, respectively, the total number of shares which each stockholder may sell pursuant to the registration statement. Assuming that all of the stock offered hereby is sold, no Selling Securityholder would own more than 1% of the outstanding common stock of the Company. See also "Principal Securityholders."

     The shares of Common Stock offered by this Prospectus may be offered from time to time by the Selling
Securityholders named below. Unless otherwise noted, no Selling Securityholder is an executive officer of the Company.



                                  Percentage                 Stock
                                   of Common               Underlying
                         Stock       Stock       Stock      Warrants
       Name(1)         Owned as      Owned      Offered    and Stock
                       of April     Before       Hereby     Options
                       15, 1997    Offering                 Offered
                                                             Hereby
-------------------   ---------   -----------   --------   -----------
A/S Kapitalutvikling                      *                    6,000
Magne F. Aaby             50,000          *       50,000      30,000
AHM Eiendoms AS           10,000          *       10,000       6,000
Celia Allsop               5,000          *        5,000       3,000
Alpine Securities                         *                   50,000
Corporation
John G. Argitis           10,000          *       10,000       6,000
Arimo Corporation          5,000          *        5,000       3,000
Dennis & Marilyn           5,000          *        5,000       3,000
Astrella
Caroline Bandlien         38,250          *       38,250
Charlotte Bandlien        38,250          *       38,250
Einar H. Bandlien        203,000         3%      203,000      30,000
Karl Bandlien              9,000          *        9,000
Banque Edouard Constant   33,375          *       33,375      11,125
SA
Banyan Investment         83,333         2%       83,333     105,498
Company, LC
Beatrice Barnett                          *                    3,000
Gary Barnett               5,000          *        5,000       6,000
Josef A. Bauer                            *                   30,000
Dennis Malcolm Baylin                     *                    7,500
Michael Roy Bichan        34,497          *       34,497
Susie Elizabeth Bichan     9,000          *        9,000
Stewart & Debbie Blake                    *                    9,000
BO Shipping AS             6,250         1%        6,250     109,500
Bostar A.S.                               *                   30,000
Boyd Financial Corp.     104,519         1%      104,519      11,111
Harvey R. Brice BSCC      10,000          *       10,000       9,000
M/P Plan A/C #13-
3604093
Butler Investments Ltd.  147,000         3%      137,000      97,200
Cameo Trust Corp.                         *                   10,800
Limited
The Canada Trust          10,000          *       10,000       6,000
Company
Capital Growth                           9%                  938,040
International
Lisa Natalie Caplan                       *                      600
Gregory W. Carlisle        5,000          *        5,000       3,000
M.J. Carter               10,000          *       10,000       6,000
Cartwright Holdings,                      *                  110,494
Inc.
Castle Rock Land &         5,000          *        5,000       3,000
Livestock, L.C.
Central Investments                       *                   30,000
Limited
Charles Chamberlain        5,000          *        5,000       3,000
Louise Chamberlain         5,000          *        5,000       3,000
Chesham Consultants Ltd   18,000          *       18,000

Cristofer Clarke          18,000          *       18,000
John T. Clarke (2)       163,000         5%       73,000     303,000
Gail Victoria Clarke      68,362          *       68,362      39,841
Michelle M.G. Clarke      44,000          *       44,000       7,500
Thomas Clarke             70,803          *       70,803
Willaim F. Coffin                         *                    5,280
Robert E. Colby Jr.       60,500          *       60,500      34,500
Corner Bank Ltd.          30,000          *       30,000      51,000
Martin & Susan Cox         2,600          *        2,600
Credit Suisse                             *                   39,000
(Guernesy) Limited
Karen Davis                               *                    2,000
Demachy Worms & Co.                       *                   75,000
International Ltd.
John Dillaway                             *                    3,000
Edgeport Nominees        356,500         4%      356,500      51,950
Limited
Egger & Co.                              2%                  151,500
Eurocapital Ltd                           *                   23,100
Failor Family Trust       45,000          *       45,000
Anders Farestveit         50,000         2%       50,000     180,000
Farnes, Gary c/f Trent     1,000          *        1,000
Farnes
Gary Farnes c/f Trevor     1,000          *        1,000
Farnes
Gary Wm. Farnes (2)       41,000         1%       41,000      50,000
Tami Farnes                1,000          *        1,000
Tara Farnes                1,000          *        1,000
Timothy L. Farnes          6,100          *        6,100      21,500
Tyler Farnes               2,500          *        2,500       1,500
M, Farrel                 32,000          *       32,000       3,000
Alan Field                25,000          *       25,000      15,000
Alan & Susan Field        38,760          *       38,760       5,420
David Floor                5,000          *        5,000       3,000
Fred C. Follmer                           *                    6,000
Elaine Foster             22,500          *       22,500
Nigel Foster             135,000         2%      135,000
Deborah May Fowler         2,250          *        2,250
Richard Fowler             2,250          *        2,250
Freed Investment          10,000          *       10,000       6,000
Company
David L. Freed Family      5,000          *        5,000       3,000
Trust
David W. Freed            10,000          *       10,000       6,000
John & Karen Freed        22,000          *       22,000      10,000
Paul L. Freed             11,000          *       11,000       5,000
Peter Q. Freed            10,000          *       10,000       6,000
Robert E. Freed Family    22,000          *       22,000      10,000
Trust
Jack Freidman             25,000          *       25,000      15,000
G-Men, Inc.               20,000          *       20,000      12,000
Galway Capital Limited   180,000         2%      180,000
Genevalor Trusteeship &  240,214         5%      240,214     226,667
Management Corp.
Jeremy A. Gilbert          5,000          *        5,000       3,000
Paul  Glass                               *                    4,500
Judy Goodstein             9,800          *        9,800
John J. Gottsman                          *                   15,000
Gillian Margaret Gray     25,000          *       25,000      15,000
Michael John Gray         25,000          *       25,000      15,000
Susan Greenberg            5,000          *        5,000       6,000
Tad Gygi                   9,000          *        9,000
Arnfin Haavik            123,000         1%      123,000
Turid Nordal Haavik       18,000          *       18,000       9,000
Gail Healey               55,103          *       55,103
Kevin Healey                                                   1,000
Pearl Healey                                                   1,000
Timothy Healey                                                 1,000
John & Lenore Heckler      3,500          *        3,500       3,000
Arne Hellesto                             *                   30,000

Tom Henriksen                             *                    3,000
Heptagon Investments                      *                   15,000
Ltd.
Daniel M. Herscher,        5,000          *        5,000       3,000
Trustee, Daniel M.
Herscher, Esq.,
Retirement Plan Trust
Hill Oldridge Ltd.         8,500          *        8,500
Pension Fund
Julian Hill               15,600          *       15,600       4,000
Hollis Holding A/S         8,000          *        8,000       6,000
Nils Otto Holmen          25,000          *       25,000      15,000
Simen Horne               10,000          *       10,000       6,000
Charlotte Horowitz         5,000          *        5,000       9,000
Charlotte Horowitz IRA    10,000                  10,000
Svein Huse                50,000          *       50,000      30,000
Hutton International SA   50,000          *       50,000      30,000
Intl. Asso. of            45,000          *       45,000
Christian Prof.
George Anthony Jackson    22,500          *       22,500
Mary Jackson              22,500          *       22,500
Michael S. Jacobs          5,300          *        5,300       7,500
Allan D. Jacobson IRA     12,500          *       12,500       7,500
Lenard E. Jacobson,                       *                    9,000
M.D.
Fiona Samantha Jane                       *                    3,500
Jennings Asset Group                      *                    7,500
III
Steinar Schei Johansen    13,500          *       13,500
Svein E. Johansen        109,000         1%      109,000       6,000
Torgeir Schei Johansen    13,500          *       13,500
Maria Elizabeth Jones                     *                    1,000
Margaret Joseph           12,600          *       12,600
Ted Kaminer & Hillary      2,000          *        2,000       3,000
Kahn Jtnros
Mark E. Karp               9,000          *        9,000
Kaufman & Leinberger       5,000          *        5,000       3,000
Investments, Inc.
Inga Jane Kempton          9,000          *        9,000
Vance Kirby               15,000          *       15,000       9,000
Ronald B. Koenig                          *                    7,500
Pierre & Francoise                        *                    6,000
Lambert
Andrew Paul Lampert       10,000          *       10,000       6,000
Barbara C. Langham         2,000          *        2,000       3,000
Charles J. Charlayne E.   10,000          *       10,000       6,000
Lasky
Legal and Equitable                       *                    9,000
Pension Fund
J. Matt Lepo               5,000          *        5,000       3,000
Dr. J. K. Lewinsohn       93,143         1%       93,143      16,667
M.R. Lewinsohn           120,500         3%      120,500     150,000
Claus Lian                25,000          *       25,000      15,000
Rabbe E. Lund             42,700         1%       42,700      30,000
Mamimu Ltd.                               *                    7,500
K Mason                    8,000          *        8,000
Joseph & Lillian           2,500          *        2,500       1,500
Matulich
Albert Maturo &            5,000          *        5,000
Josephine Maturo
Chris Maturo                              *                    3,000
Metropolitan Finance      89,000         1%       89,000      27,000
Limited
Eugene J. Meyers                          *                    7,500
Neil P. Micklethwaire     15,000          *       15,000       9,000
George H. Miller           7,000          *        7,000       3,000
Peter Mills                               *                    9,000
Wenche Moe                15,000          *       15,000       9,000
Marie-Pascale Molema      23,000          *       23,000      15,000
Michael & Nancy Morris                    *                    1,563
Tracy Moss                24,000          *       24,000      12,000
Joe & Sandra Motzkin       6,000          *        6,000       7,500
Naess Investments         33,333          *       33,333      11,111
Limited
Nap Enterprises Limited   32,357          *       32,357

Napier Brown Holdings                     *                   45,000
Ltd.
Nancy and Clyde Needham   11,500          *       11,500       1,500
Mark Nelson                                                   20,000
Anne & Harry Newman       10,000          *       10,000       6,000
Norman Assurance AS      182,500         2%      182,500
Harald Norman                            2%                  217,500
Oistein Nyberg                            *                    9,000
Joan O'Gorman             13,500          *       13,500
Sigurd Olsvold             5,000          *        5,000       3,000
Oral & Maxillofacial      96,333         1%       96,333
Surgical Association
Gisela Oswald             13,050          *       13,050       4,350
Bonita Michelle           11,700          *       11,700
Overlander
Clive Overlander          16,700          *       16,700       3,000
Carolyn Owen               2,500          *        2,500       1,500
Owen, Charles V.           2,500          *        2,500      31,500
Raymond H. Owen            5,000          *        5,000       3,000
Perwick Holdings Limted                  1%                  115,024
Morten Poulsson           25,000          *       25,000      15,000
PQF Investments            5,000          *        5,000       3,000
Prime Grieb & Co.,                        *                    5,100
Limited
Prodeco Capital          240,000         4%      240,000     120,000
Corporation
Elizabeth Diane Pummell    2,500          *        2,500       1,500
Martyn James Pummell      25,000          *       25,000      15,000
Derek Reddin-Clancy        7,200          *        7,200
Mary-Pat Reddin-Clancy    10,800          *       10,800
David A. Rees             20,000          *       20,000      15,000
John E. Reihl              5,000          *        5,000       3,000
Lawrence Reineke                          *                   50,000
Republic National Bank                    *                   27,000
Devin Rhoton                              *                    3,000
John Laurence              5,000          *        5,000
Richardson
Patrick George Ridgwell   10,000          *       10,000      30,000
Andrew Kent Robertson                     *                   30,000
Brad Robinson(2)         330,219         7%      240,219     300,000
David Robinson(2)        417,719         7%      327,719     212,500
J. Clark Robinson(2)      90,000         2%       90,000      75,000
J. Clark Robinson,        45,000          *       45,000      27,000
Trustee Robinson
Family Trust(2)
Steffanie Robinson                        *                   10,000
Stephen L. Robinson       12,500          *       12,500       7,500
Charles & Marilyn          5,000          *        5,000       3,000
Roellig
Josephine F. Rose          5,000          *        5,000       3,000
Family Trust
Ruth W. Rose                 900          *          900
Gerald Rosen               7,500          *        7,500       4,500
Brian Stuart Roth         49,875          *       49,875       7,025
Brian and Suzan Irene     17,340          *       17,340       5,780
Roth, JTWRS
Brian Stuart Roth in      11,795          *       11,795       1,265
Trust 1 FBO Laura
Jane Roth
Brian Stuart Roth in      11,795          *       11,795       1,265
Trust 2 FBO Lucie
Claire Roth
Nicholas Leigh Roth       11,500          *       11,500
Nigel James Roth          11,500          *       11,500
Suzan Irene Roth          48,550          *       48,550       3,750
Michel Roy                 5,000          *        5,000       3,000
Cheryl Lynn Rubin         32,000          *       32,000       3,000
Pierre Rudman                             *                    3,063
Allan Rudnick IRA                         *                    6,000
Rollover
S.P. Angel Nominees       22,500         1%       12,500      87,500
Saracen Int. Inc.                         *                   15,000
Barry A. Saunders         27,000          *       27,000
Skull Valley Company,     10,000          *       10,000       6,000
Ltd.
Lynette Small              5,000          *        5,000
Karen Elizabeth Smith    119,500         2%      119,500      20,000
Phillip Smith              9,000          *        9,000
Fred Snitzer                              *                    9,000
Snowboard Stiftung                        *                   30,000
Robert & Claudia          18,667          *       18,667

Sorrentino
Spellord, Inc.                            *                   15,000
Standard Acre SA                          *                    3,125
Marla Stegen                              *                    4,000
Brian Sutherland                          *                   50,000
Svien Erik Stiansen       25,000          *       25,000      15,000
Torill Stiansen            9,000          *        9,000
Stolzoff Family Trust     30,000          *       30,000      30,000
Gary Stolzoff             12,500          *       12,500       7,500
Gary Stout                                *                   15,000
Karl Sivert Sunde         10,000          *       10,000       6,000
Swiss American Sec.,      71,000          *       45,000
Ltd
The Chase Manhattan        7,500          *        7,500
Bank NA
The First National Bank                   *
of Chicago
The Joseph Accumulation    9,000          *        9,000
& Maintenance
Settlement
Bruce W. Thorne              900          *          900
Craig N. Thorne              900          *          900
David L. Thorne            5,900          *        5,900      38,000
Gale H. Throne, Trustee   25,000          *       25,000
of Gale H. Throne
Trust(2)
Gale H. Thorne (2)        18,000         2%                  130,000
Gale H. Thorne, Jr.        5,900          *        5,900      33,000
Kendall P. Thorne            900          *          900
Michael L. Thorne            900          *          900
Steven D. Thorne             900          *          900
Leslie Thorne             10,000          *       10,000       6,000
Olve Torvanger           126,000         1%      126,000
Richard Trew              19,800          *       11,800
Nils N. Trulsvik         112,500         1%      112,500       4,500
Michael Vanderhoof         5,000          *        5,000       3,000
Vital Milj AS                           2%*                  172,600
Vineyard Point Road       25,000          *       25,000      15,000
Assoc.
Robert R. Walker(2)                       *                   50,000
Robert R. Walker, Gen.    63,000         1%       63,000
Partner of Robert R.
Walker Investment LTD
Partnership(2)
Sidsel O.Walker           16,500          *       16,500       4,500
Steve Wallitt                             *                    3,000
Jill Washburn                             *                    5,000
Allan Weissglass          20,000          *       20,000      15,000
Joel S. Weissglass        20,000          *       20,000      12,000
Anthony Neal Wenham        4,500          *        4,500
David John Wenham         23,000          *       23,000       3,000
James Robert Wenham        4,500          *        4,500
Valerie Ann Wenham        23,000          *       23,000       3,000
Lago Wernstedt            20,000          *       20,000      12,000
Ann Marie Whiting          5,400          *        5,400
Audrey Doreen Whiting      5,400          *        5,400
John Wilkinson            28,500          *       28,500
Joseph A. Wilkinson                       *                    6,000
Kathryn Wilson             4,500          *        4,500
David & Susan Wilstein,                   *                   15,000
Trustees of Century
Trust
Roy Vincent Wright        15,000          *       15,000       9,000
Jim Yardley                4,000          *        4,000
Totals                   6,814,7                 6,472,7     6,016,3
                            92                      92          14
* Less than 1% (rounded to the nearest percentage)

_______________
(1) For purposes of this table, ownership with respect to a Securityholder does not include shares of Common
  Stock beneficially owned but held by other persons shown in this table.
(2) Indicates employee or director of the Company or of SHP during the past three years.

                    PLAN OF DISTRIBUTION

     The shares of Common Stock offered hereby may be sold from time to time by the Selling Securityholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the Over-the-Counter market or on Nasdaq on terms to be determined at the time of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, the Selling Securityholders may from time to time offer shares of Common Stock offered hereby to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of normal brokerage commissions, may be paid by the Selling Securityholders and/or purchasers of the shares of Common Stock offered hereby for whom such underwriters, dealers or agents may act. The Selling Securityholders and any dealers or agents that participate in the distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale of such shares of Common Stock offered hereunder by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Securityholders from sales of the Securities offered by the Selling Securityholders hereby will be the purchase price of the Securities less any broker's commissions.

     The Common Stock issuable upon exercise of the Warrants and Stock Options and offered hereby will be issued by the Company to holders of Warrants and Stock Options from time to time pursuant to exercise of such Warrants and Stock Options in accordance with the terms thereof.

     The Company anticipates keeping this Registration
Statement current until all of the Securities are sold or effectively become freely tradable. The Company may from time to time notify the Selling Security holders that the Registration Statement is not current and that as sales of the Securities may not occur until the Prospectus is supplemented by sticker or amendment, as is appropriate.

     To the extent required, the specific Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying
Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

     The Securities offered hereby may be sold from time to time in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of such sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain cases Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution. In addition, without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Securities by Selling Securityholders.

     The Company has agreed to indemnify certain Selling
Securityholders against certain liabilities, including liabilities under the Securities Act.

                           LEGAL MATTERS

     Certain legal matters relating to the Securities are being passed upon the Company by its legal counsel, Blackburn & Stoll, LC.

                           EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen, LLP and KPMG Peat Marwick LLP, independent public accountants, and are included herein in reliance on authority of said firms as experts in accounting and auditing in giving said reports. Reference is made to said reports which include an explantory paragraph that describes the matters that raise substantial doubt about the Company's ability to continue as a going concern discussed in Note 1 to the consolidated financial statements.

     No dealer, sales
representative, or any other
person has been authorized to
give any information or to make
any representations in
connection with this offering
other than those contained in          12,489,106     Shares of Common
this Prospectus, and if given       Stock
or made, such information or
representation must not be
relied upon as having been
authorized by the Company or
any of the Selling                    Specialized Health Products
Securityholders. This                     International, Inc.
Prospectus does not constitute
an offer to sell or a
solicitation of an offer to buy
any securities other than the
securities to which it relates;
not does it constitute an offer
to sell, or a solicitation of                _____________
an offer to buy, any of the
securities covered by this                     PROSPECTUS
Prospectus by the Company or                  ____________
any of the Selling
Securityholders in any state to
any person to whom it is
unlawful for the Company of the
Selling Securityholders to make
such offer or solicitation.
Neither the delivery of this
Prospectus nor any sale made
hereunder shall, under any
circumstances, create an
implication that there has been
no change in the affairs of the
Company or that information
contained herein is correct as
of any time subsequent to the
date hereof.

    ______________________
                                      ____________________________
       TABLE OF CONTENTS
                                           __________ , 19__
                           Page

Available Information        2
Incorporation Of Certain
Documents By
  Reference                  2
Prospectus Summary           3
The Company                  3
The Offering                 3
Summary Selected Financial
  Data                       4
Risk Factors                 5
Use of Proceeds             11
Description of Common Stock 11
Principal and Selling
  Securityholders           11
Plan of Distribution        18
Legal Matters               19
Experts                     19

    ______________________

Item 14.   Other Expenses of Issuance and Distribution.

     Set forth below is an estimate of the fees and expenses payable by the Company in connection with the issuance and distribution of the shares of Common Stock:

    Securities and Exchange Commission registration         $11,308
    fee
    NASDAQ listing fee                                            0
    Blue Sky fees and expenses                                    0
    Printing expenses                                         3,000
    Legal fees and expenses                                  15,000
    Accounting fees and expenses                              7,500
    Transfer Agent fees                                       2,000
    Miscellaneous                                             3,000
                                                            -------
        Total                                               $41,808
  _______________                                           =======

The Selling Securityholders will pay all applicable stock transfer taxes, transfer fees and related fees and expenses.

Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law
(the "DGCL") permits the Company to indemnify its directors, officers, employees and agents, subject to certain conditions and limitations. Article Ninth of the Company's
Restated Certificate of Incorporation states:

        To the fullest extent permitted by the laws of the State of Delaware now or hereafter in force, no director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article NINTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The provisions of this Article NINTH shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article NINTH.

     Article XI of the Company's Bylaws requires the Company to indemnify officers, employees and agents (collectively "Agents") to the full extent permitted by the DGCL. The Company has also entered into Indemnity Agreements with its officers pursuant to which the Company has agreed to indemnify them. The Indemnity Agreements require payment of any amount which an indemnitee is legally obligated to pay because of claims relating to his or her service as an officer, although in many circumstances such indemnification would be discretionary. The Indemnity Agreements also provide that the Company will have the burden of proving that the applicable standard of conduct has not been met. However, Company is not obligated to make any payment prohibited by law or to pay where payment is made to an indemnitee under an insurance policy or otherwise.

     The Company's Bylaws, together with the Indemnity
Agreements, expand the Company's indemnity obligations to the full extent permitted by law. While Delaware law contemplates some expansion of indemnification beyond what is specifically authorized by the DGCL, the courts have not yet established the boundaries of permissible indemnification.

     The Company and its directors and officers are also covered by liability insurance coverage.

Item 16. Exhibits.

  (a)  Exhibits.

       The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration
  Statement.
                                II-1

     Exhibit No.                    Description                   Page

     4.1 Form of Series A Warrant (Incorporated by reference to Exhibit 4.1 of the Company's
             Annual Report on Form 10-K, dated December 31,
             1995.)
     4.2 Form of Series B Warrant (Incorporated by reference to Exhibit 4.2 of the Company's
             Annual Report on Form 10-K, dated December 31,
             1995.)
     4.3     Form of Series C Warrant
     5.1     Opinion of Blackburn & Stoll, LC
     23.1    Consent of KPMG Peat Marwick LLP, Independent
             Public Accountants
     23.2    Consent of Arthur Andersen LLP, Independent
             Public Accountants
     23.3    Consent of Blackburn & Stoll, LC (included in
             Exhibit 5.1 hereto)
     24.1 Powers of Attorney (included in Part II of this Registration Statement)

     _______________

       (b)  Financial Statement Schedules.

            None.


  Item 17. Undertakings.

 (a) The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bountiful, State of Utah, on April 17, 1997.

                                SPECIALIZED HEALTH PRODUCTS
                                INTERNATIONAL, INC.:



                                By /s/ David A. Robinson
                                  ------------------------------------
                                   David A. Robinson, President, Chief
                                   Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

      Signature                      Title                    Date

      *                Director and Vice President        April 17, 1997
---------------------
Bradley C. Robinson

      *                Director, Vice President, Chief    April 17, 1997
---------------------  Financial Officer and Secretary
J. Clark Robinson      (Principal Financial and
                       Accounting Officer)

      *                Director and Vice President        April 17, 1997
--------------------
Gale H. Thorne

      *                Director                           April 17, 1997
--------------------
Gary W. Farnes

      *                Director                           April 17, 1997
-------------------
Robert R. Walker

* By /s/ David A. Robinson
     ---------------------
     Attorney-in-Fact

                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549


                            _______________




                               EXHIBITS

                                  to

                    FORM S-3 REGISTRATION STATEMENT


                   Under the Securities Act of 1933



                            _______________





            Specialized Health Products International, Inc.

Exhibits.

       The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement.

 Exhibit No.            Description                           Page

     4.1 Form of Series A Warrant (Incorporated by reference to Exhibit 4.1 of the Company's
             Annual Report on Form 10-K, dated December 31,
             1995.)
     4.2 Form of Series B Warrant (Incorporated by reference to Exhibit 4.2 of the Company's
             Annual Report on Form 10-K, dated December 31,
             1995.)
     4.3     Form of Series C Warrant
     5.1     Opinion of Blackburn & Stoll, LC
    23.1     Consent of KPMG Peat Marwick LLP, Independent
             Public Accountants
     23.2    Consent of Arthur Andersen LLP, Independent
             Public Accountants
     23.3    Consent of Blackburn & Stoll, LC (included in
             Exhibit 5.1 hereto)
     24.1 Powers of Attorney (included in Part II of this Registration Statement)

     _______________